Exhibit 10.1

STOCK OPTION AGREEMENT

(Non-Qualified Stock Option)

Name of Employee:	Richard Bundy

Date of Grant:	July 9, 2018

Number of Shares:	75,757

Exercise Price Per Share:	$0.99

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made effective after the close of business on the 9th day of July, 2018, (the “Effective Date”), between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and the above-named individual, an employee of the Company or one of its subsidiaries (“Employee”).

1.    Grant of Option. Pursuant to the Christopher & Banks Corporation 2018 Stock Incentive Plan (the “Plan”), the Company hereby grants to Employee, effective as of the date of grant listed above and subject to the terms and conditions of the Plan and this Agreement, a non-qualified option to purchase from the Company an aggregate of 75,757 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the purchase price of $0.99 per share, such option to be exercisable as hereinafter provided (this “Option”). To accept the Agreement, Employee must sign and return this Agreement to the Company’s Legal Department within thirty (30) days of the Effective Date.

2.    Expiration Date. This Option shall expire on the 10 year anniversary of the Effective Date (the “Expiration Date”) or earlier as provided in Section 9.

3.    Vesting of Option.

(i)    Vesting Schedule. The Option shall vest and become exercisable per the following schedule, provided that Employee has been continuously employed by the Company’s Group through the vesting date.

Number of Shares to Which Option First Becomes Exercisable	Cumulative Number	Date on Which Becomes Exercisable
25,253	25,253	July 9, 2019
25,252	50,505	July 9, 2020
25,252	75,757	July 9, 2021

Richard Bundy – Non-Qualified Stock Option Agreement (July 9, 2018)

(ii)    Change-in-Control. Notwithstanding the vesting schedule in Section 3(i), in connection with a Change-in-Control, this Option, to the extent it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable upon the consummation of the Change-in-Control (or immediately prior to the consummation of such Change-in-Control, provided that the consummation subsequently occurs).

(iii)    Death or Disability. Notwithstanding the vesting schedule in Section 3(i), in the event the Employee’s employment is terminated by reason of death or Disability, this Option, to the extent it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable.

(iv)    Cause. The Option granted pursuant to this Agreement shall terminate immediately upon the termination of Employee’s employment by the Company or any subsidiary for Cause.

4.    Exercise of Option. This Option, to the extent it has vested, may be partially or fully exercised from time to time but shall not be exercisable for a fractional share of Common Stock. This Option may not be exercised after the Expiration Date, and is subject to the limitations on exercise set forth in Section 9. Any exercise of this Option shall be made in writing, using such form as is approved by the Company, duly executed and delivered to the Company and specifying the number of shares as to which the Option is being exercised.

5.    Payment of Option Exercise Price. On the date of any exercise of this Option, the purchase price of the shares as to which this Option is being exercised shall be due and payable and shall be made (i) in cash or by cash equivalent acceptable to the Company; (ii) by delivery of shares of Common Stock held by Employee for more than six (6) months (or such period as the Committee may deem appropriate, for accounting purposes or otherwise), any such shares so delivered to be deemed to have a value per share equal to or greater than the Fair Market Value of the shares on such date; (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered, following exercise of the Options, the amount of proceeds necessary to satisfy the exercise price; or (iv) if approved by the Committee, by a combination of the methods described above.

6.    Option Nontransferable. This Option is not transferable otherwise than by will or the laws of descent or distribution and, during Employee’s lifetime, is exercisable only by Employee or his or her guardian or legal representative.

7.    Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any of the shares covered by this Option until the date of issuance to Employee of a stock certificate or other evidence of the issuance for such shares, and no adjustment shall be made for any dividends or other rights if the record date of such dividends or other rights is prior to the date such stock certificate or other evidence of the issuance for such shares is issued.

8.    Restrictions on Issuance of Shares. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock may be postponed for such

Richard Bundy – Non-Qualified Stock Option Agreement (July 9, 2018)

period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law. The Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

9.    Termination of Employment and Exercisability of Option.

(a)    Death or Disability. If Employee’s employment is terminated as a result of Employee’s Disability or death, the Option granted pursuant to this Agreement may be exercised by Employee’s legal representative, heir or devisee, as appropriate, within one year from the date of Disability or death.

(b)    Termination Other than for Cause, Death or Disability. If Employee’s employment is terminated by Employee or the Company for any reason other than Cause, Disability or death, including Retirement, such Option may be exercised within ninety (90) days following the date of termination.

(c)    Breach of Duties or Obligations. Notwithstanding the above provisions of this Section 9, the Company may terminate and cancel this Option if the Company’s Board of Directors or the Committee has determined that Employee has, before or after the termination of employment, materially breached the terms of any agreement between Employee and the Company, including this Agreement, any employment, confidentiality, or severance agreement, violated in a material way any Company policy or engaged in any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company. Notwithstanding the foregoing, this Option (or any portion thereof) which is not exercisable on the date of termination of employment shall not be exercisable thereafter without the consent of the Committee.

10.    Restrictive Covenants and Remedies. By accepting the Award, Employee specifically agrees to the restrictive covenants contained in this Section 10 (the “Restrictive Covenants”) and Employee agrees that the Restrictive Covenants and the remedies described below are reasonable and necessary to protect the legitimate interests of the Company Group.

(a)    Confidentiality. In consideration of the Award, Employee acknowledges that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and Employee agrees, during her or his employment with the Company Group and thereafter, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.

(b)    Non-Compete. During Employee’s employment, Employee shall not plan, organize or engage in any business competitive with the Company Group or any product or service marketed or planned for marketing by the Company Group or assist or work with any other person or entity to do so.

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During Employee’s employment and for twelve months thereafter (the “Restricted Period”), Employee shall not, without the prior written permission of the Company’s Board, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 1% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant, agent or employee or participate in the management of any Competitor. If Employee is interested in pursuing any activity that may violate this provision, the Company encourages Employee to bring that situation to the Company’s attention so that the parties may consider and discuss in advance whether Employee’s proposed activity would violate this provision and/or whether some accommodation might be possible that would allow Employee to engage in such activity while still protecting the Company’s legitimate interests.

(c)    Non-Solicitation. During Employee’s employment and for the Restricted Period, Employee shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company or to establish a relationship with a Competitor. This Section 10(c) shall apply to the then-current employees of the Company Group and any individual who was employed by the Company at any time in the forty-five (45) day period immediately prior to Employee’s last day of employment with the Company Group.

(d)    Non-Interference. During Employee’s employment and for the Restricted Period, Employee shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Company Group to commence work on behalf of, or to establish a relationship with, a Competitor or to sever or materially alter his/her/its relationship with a member of the Company Group. The post-termination obligations of this Section 10(d) shall apply to the vendors, suppliers, sales agents and buying agents of the Company Group as of the date of Employee’s termination and at any time in the one-year period immediately prior to Employee’s termination date.

(e)    Non-Disparagement. During Employee’s employment and for the Restricted Period, Employee promises and agrees not to disparage the Company Group and the Company Group’s officers, directors, employees, products or services.

(f)    Partial Invalidity. If any portion of this Section 10 is determined by an arbitrator or a court to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator or court in such action. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(g)    Remedy for Breach. Employee agrees that a breach of any of the Restrictive Covenants would cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy. Accordingly, Employee agrees that if Employee breaches any Restrictive

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Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, including but not limited to restraining any such breach through arbitration or litigation. Employee further agrees that the duration of the Restrictive Covenant shall be extended by the same amount of time that Employee is in breach of that Restrictive Covenant.

(h)    Clawback and Recovery.

(x)    In the event that Employee breaches any of the Restrictive Covenants in Sections 10(a) – (e), in addition to its remedies under Section 10(g), the Company, in its sole discretion, may take one or more of the following actions with respect to this Option (and shall, in any event, take all action required by applicable law):

(A)	cause the immediate forfeiture of this Option, to the extent it has not been exercised,

(B)	require Employee to immediately return to the Company any shares issued upon any prior exercise of this Option that, in each case, are still under Employee’s control; and

(C)
require Employee promptly to pay to the Company an amount equal to the Fair Market Value (as measured on the exercise date) of all shares included in this Option that were issued upon any prior exercise of this Option but that are no longer under Employee’s control.

(y)    The Committee shall have sole discretion to determine what constitutes the conduct described in Section 10(a)-(e) above.

(z)    In addition to the Company’s rights set forth above, Employee agrees that this Option, and the value of any portion of this Option no longer under his or her control, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including without limitation, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(i)    Conflicts with Any Severance Agreement. If the Employee has a severance agreement with the Company which contains provisions similar to those in Section 10 of this Agreement, the provisions in Section 10 of this Agreement shall govern, in case of conflict between such agreements.

Richard Bundy – Non-Qualified Stock Option Agreement (July 9, 2018)

11.    Definitions.

(a)    “Cause” for purposes of this Agreement shall mean (i) any fraud, misappropriation or embezzlement by Employee in connection with or affecting the business of the Company Group, (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Employee, (iii) any gross neglect or persistent neglect by Employee to perform the duties assigned to Employee or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company Group, (iv) any material breach of Section 10 of this Agreement, or (v) any material violation of the Company Group’s written policies, procedures or the Company’s Code of Conduct. In connection with the foregoing clauses (iii) – (v), the Company shall not terminate Employee for Cause until after Employee shall first have received a written notice from the Company’s Chief Executive Officer or the Board that summarizes and reasonably describes the manner in which Employee has grossly or persistently neglected his or her duties, engaged in an act reasonably expected to cause substantial economic or reputational injury, materially breached Section 10 of the Agreement, or materially violated a Company policy, procedure or the Company’s Code of Conduct (the “Event”) and, to the extent the Event is capable of being cured, Employee shall have fourteen (14) calendar days from the date notice of the Event is delivered to Employee (via electronic mail, regular mail, in person or otherwise) to cure the same, but the Company is not required to give written notice of, nor shall Employee have a period to cure the same or any similar failure, which was the subject of an earlier written notice to Employee under this Section 11(a).

(b)    “Change-in-Control” for purposes of this Agreement shall mean a Change-in-Control as defined in Section 2(g) of the Plan.
(c)    “Competitor” means any of the following women’s specialty apparel companies: Ascena Retail Group, Inc.; Chicos FAS, Inc.; Coldwater Creek, Inc.; J. Jill, Inc.; New York & Co., Inc.; and The Talbots, Inc. as well as any other company where the percent of such company’s annual revenues for their most recently completed fiscal year associated with sales of women’s apparel and accessories to the Company’s customer demographic exceeds 25% of such company’s overall annual revenues for that fiscal year. “Competitor” shall also include: (x) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in this Section 11(c) and (y) any person, business, or entity where a substantial portion of Employee’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Section 11(c).
(d)    “Company Group” means collectively Christopher & Banks Corporation and its subsidiaries.
(e)    “Confidential Information” means any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized relating to trade secrets, customer lists, records and other information regarding customers, financial information, records, ledgers and information, purchase orders, agreements and related data, business development and strategic plans, products and technologies, manufacturing costs, sales and marketing plans, personnel and employment records, files, data and policies (regardless of whether the information

Richard Bundy – Non-Qualified Stock Option Agreement (July 9, 2018)

pertains to Employee or other employees of the Company Group), business operations and related data, formulae, and computer records, know-how, research, technical information, copyrighted material, and any other confidential or proprietary data and information which Employee encounters during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group. Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by Employee or is publicly disclosed by the Company Group.
(f)    “Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan then maintained by the Company or the employing subsidiary.
(g)    “Retirement” shall mean the Employee’s voluntary or involuntary (other than for Cause) termination of his or her employment relationship with the Company and as of the termination date, the sum of Employee’s age and number of full years of employment with the Company Group equals or exceeds sixty-five (65).
12.    Exchange of Shares in Corporate Transactions. If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, this Option shall apply to the securities or property into which the Common Stock covered hereby would have been changed or for which such Common Stock would have been exchanged had such Common Stock been outstanding at the time.

13.    Plan Controls. Employee hereby agrees to be bound by all of the terms and provisions of the Plan, including any which may conflict with those contained in this Agreement. The Plan is hereby incorporated by reference into this Agreement, and this Agreement is subject in all respects to the terms and conditions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the Plan.

14.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Employee may elect to satisfy Employee’s tax withholding obligations arising from the exercise of the Option by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company on or before the Option exercise date, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company on or before the Option exercise date shares of Common Stock held by Employee for more than six (6) months (or such period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. If the number of shares

Richard Bundy – Non-Qualified Stock Option Agreement (July 9, 2018)

of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations is to be made on or before the Option exercise date. If not so determined by the Employee within one (1) day following exercise, the Company shall withhold shares as described in Section 14(ii) above.

15.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of any entity that is part of the Company Group, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

16.    Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, in a delegate to the extent of such delegation, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Option.

17.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee permitted under the terms of the Plan.

18.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

19.    Arbitration. Employee and the Company agree that any controversy, claim or dispute arising out of or relating to this Agreement (other than Section 10 hereof) or the breach of any of its terms shall be resolved by final and binding arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by Employee and the Company. Nothing in this Section 19 shall preclude the Company from pursuing a court action to obtain a temporary restraining order or a preliminary injunction relating to the alleged breach of any of the Restrictive Covenants set forth in Section 10. The agreement to arbitrate shall continue in full force and effect despite the expiration or termination of this Award or Employee’s employment relationship with the Company or any of its Affiliates. Employee and the Company agree that any award rendered by the arbitrator must be in writing and include the findings of fact and conclusions of law upon which it is based, shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to Employee or the Company or any of its

Richard Bundy – Non-Qualified Stock Option Agreement (July 9, 2018)

Affiliates had the matter been heard in court. All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by Employee and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by Employee and the Company unless otherwise mutually agreed in writing or the law provides otherwise.

20.    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof or thereof.

21.    Notices. For purpose of this Agreement, notices and all other communications provided for or contemplated by the Agreement, shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed via United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

2400 Xenium Lane North
Plymouth, Minnesota 55441
Attention: General Counsel

and in the case of Employee, to Employee at the most current address shown on the Company Group’s employment records. Either party may designate a different address by giving written notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

22.    Electronic Delivery of Shares. The Employee hereby consents and agrees to the electronic delivery of shares of the Company’s Common Stock per the terms of this Agreement.

23.    Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies Employee of the following in relation to Employee’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of this Award and Employee’s participation in the Plan. The collection, use, processing and transfer of Employee’s personal data is necessary for the Company’s administration of the Plan and Employee’s participation in the Plan, and Employee’s denial and/or objection to the collection, use, processing and transfer of personal data may affect Employee’s participation in the Plan. As such, Employee hereby voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this paragraph.

The Company holds certain personal information about Employee, including Employee's name, home address, email address and telephone number, date of birth, social security number, passport number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all stock awards or any other

Richard Bundy – Non-Qualified Stock Option Agreement (July 9, 2018)

entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in Employee's favor, for the purpose of managing and administering the Plan ("Data"). Data may be provided by Employee or collected, where lawful, from third parties, and the Company will process Data for the exclusive purpose of implementing, administering and managing Employee's participation in the Plan. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the United States.

The Company will transfer Data within the Company organization as necessary for the purpose of implementation, administration and management of Employee's participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Employee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer Data, in electronic or other form, for purposes of implementing, administering and managing Employee's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on Employee's behalf to a broker or other third party with whom Employee may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of Data, (b) verify the content, origin and accuracy of Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Employee's participation in the Plan. Employee may seek to exercise these rights by contacting the Company’s Legal Department.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Keri L. Jones

Title:	President and Chief Executive Officer

EMPLOYEE

Signed:	/s/ Richard Bundy
Richard Bundy

Richard Bundy – Non-Qualified Stock Option Agreement (July 9, 2018)